Exhibit 99.1

Orange 21 Inc. 2070 Las Palmas Drive Carlsbad, CA 92011 PH: (760) 804-8420 FX: (760) 804-8442 www.orangetwentyone.com

Orange 21 Inc. Announces $7.6 Million Rights Offering

CARLSBAD, Calif.—(BUSINESS WIRE)—January 22, 2009, Orange 21 Inc. (NASDAQ:ORNG) today announced that it has launched a $7.6 million rights offering pursuant to which holders of its common stock, options and warrants, will be entitled to purchase additional shares of its common stock at a price of $0.80 per share. The proceeds from the rights offering are expected to be used for general corporate purposes, which may include research and development, capital expenditures, payment of trade payables, working capital and general and administrative expenses. Orange 21 may also use a portion of the net proceeds to acquire or invest in complimentary businesses, products and technologies, although it currently has no current plans, commitments or agreements with respect to any such transactions.

In the rights offering, stockholders, option holders and warrant holders as of 5:00 p.m., New York City time January 21, 2009, will be issued, at no charge, one subscription right for each share of common stock then outstanding or subject to outstanding options or warrants (whether or not currently exercisable). Each right will entitle the holder to purchase one share of Orange 21’s common stock for $0.80 per share. Orange 21 may also allocate unsubscribed shares to other investors at the price of $0.80 per share.

The rights offering will be conducted via an existing effective shelf registration statement. An aggregate of 9,544,814 subscription rights will be distributed. The subscription rights are not transferable and will be evidenced by subscription rights certificates. Fractional shares will not be issued in the rights offering. Orange 21 will mail rights offering materials, including a prospectus supplement and a subscription rights certificate, to record holders of common stock, options and warrants on or about January 22, 2009. The rights may be exercised at any time prior to 5:00 p.m. New York City time on February 20, 2009, the scheduled expiration of the offer; although, Orange 21 may extend the offering period in its discretion.

For more information regarding the rights offering or to request copies of the prospectus or prospectus supplement relating to the rights offering, you may contact the information agent, Georgeson Inc., at 199 Water St., 26th Floor, New York, NY 10038-3650, (800) 280-0819. Copies of the prospectus and prospectus supplement are also available on the website of the U.S. Securities and Exchange Commission located at www.sec.gov.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The rights offering will be made by means of a prospectus and a related prospectus supplement.

About Orange 21 Inc.

Orange 21 designs, develops, markets and produces premium products for the action sport and youth lifestyle markets. Orange 21’s primary brand, Spy Optic (TM), manufactures sunglasses and goggles targeted toward the action sports and youth lifestyle markets.

Safe Harbor Statement

This press release contains forward-looking statements. These statements relate to future events or future financial performance and are subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “feel,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. Specifically, comments in this press release regarding Orange 21’s use of the proceeds from the rights offering, allocation of unsubscribed shares and the expectation that certain persons will exercise their subscription rights are forward-looking statements and are subject to inherent risks. These statements are only predictions. Actual events or results may differ materially. Factors that could cause actual results to differ materially from those contained in the forward-looking statements include, but are not limited to: the general conditions of the domestic and global economy; changes in consumer discretionary spending; changes in the value of the U.S. dollar and Euro; changes in commodity prices; Orange 21’s ability to source raw materials and finished products at favorable prices; risks related to the limited visibility of future orders; Orange 21’s ability to continue to develop, produce and introduce innovative new products in a timely manner; Orange 21’s ability to identify and execute successfully cost-control initiatives without adversely impacting sales; the performance of new products and continued acceptance of current products; Orange 21’s execution of strategic initiatives and alliances; uncertainties associated with intellectual property protection for Orange 21’s products; stockholders’ interest or ability to make further investments in Orange 21; and other risks identified from time to time in Orange 21’s filings made with the U.S. Securities and Exchange Commission. Although, Orange 21 believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results. Moreover, Orange 21 assumes no responsibility for the accuracy or completeness of such forward-looking statements and undertakes no obligation to update any of these forward-looking statements.